Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Gregory Andrews, EVP and CFO
FOR IMMEDIATE RELEASE:
Equity One Announces Appointment of New Chief Administrative Officer and
Departure of Chief Operating Officer
NORTH MIAMI BEACH, FL; January 14, 2008 — Equity One, Inc. (NYSE: EQY), an owner, developer, and operator of shopping centers, announced today the appointment of Mark Langer to a newly created position of Chief Administrative Officer. Mr. Langer, 41, will lead human resources, information technology, and marketing to create a best-in-class infrastructure that supports the company’s investment goals.
From January 2000 to December 2007, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, a registered investment advisor providing high net worth, institutional, and hedge fund clients with investment services. From 1988 to 2000, Mr. Langer was a certified public accountant in the assurance practice at KPMG, LLP. He was elected partner in 1998 and worked in the manufacturing, retailing, and distribution practice. Mr. Langer has a BBA in Accounting from James Madison University.
“We are excited that Mark is joining our management team,” said CEO Jeffrey Olson. “I have known Mark for many years. His exceptional organizational talents will result in immediate, positive contributions throughout Equity One.”
Equity One also announced today that Jeffrey Stauffer, Chief Operating Officer, has elected to resign effective February 28, 2008. Mr. Stauffer will be relocating back to California to be closer to his family and will pursue other opportunities from the West Coast. His duties will be assumed by Equity One’s regional vice presidents of leasing and property management, reporting directly to Mr. Olson.
“Jeff has made substantial contributions to our company during his tenure,” said Mr. Olson. “His knowledge and experience helped sustain strong operating results during a period of transition. We wish him well in his next endeavor.”
About Equity One, Inc.
As of December 31, 2007, the Company owned or had interests in 169 properties consisting of 153 shopping centers comprising approximately 17.3 million square feet, six projects in development or redevelopment (excluding an outparcel development at an existing center), four parcels of land, and six non-retail properties. For additional information, please visit our web site at http://www.equityone.net.
Forward Looking Statements
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions, the demand for retail space in the states in which Equity One owns properties; the financial condition of Equity One’s current and prospective tenants; supply conditions in Equity One’s markets; the availability of properties for acquisition; the timing and financial impact of developments and redevelopments; the timing and results of property dispositions; the lease-up of vacant space; the effects of natural and other disasters; the integration of the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.